Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Forms F-3 and S-3 of our report dated June 26, 2008, relating to the financial statements of Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) S.A. and subsidiaries (“Delhaize Group”), and the effectiveness of Delhaize Group’s internal control over financial reporting as of December 31, 2007 appearing in the Annual Report on Form 20-F of Delhaize Group for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Philip Maeyaert

DELOITTE Bedrijfsrevisoren /Reviseurs d’Entreprises
BV o.v.v.e. CVBA / SC s.f.d. SCRL
Represented by Philip Maeyaert

Diegem, Belgium
January 23, 2009